                                  EXHIBIT 99.1

                    GERON ANNOUNCES $15 MILLION IN FINANCING

MENLO PARK, CA -- December 10, 1998 -- Geron Corporation (NASDAQ:GERN) announced today that it has entered into an agreement to sell $15 million in convertible zero coupon debentures to investment funds managed by three institutional investors.

"This financing, together with cash on the balance sheet and committed funding from partners, brings our total cash available to $56 million, which will allow Geron to accelerate development programs relating to recent discoveries in embryonic stem cell technology as well as our telomerase programs," stated David
L. Greenwood, Geron chief financial officer and vice-president of corporate development.

The debentures were purchased by investment funds managed by Brown Simpson Asset Management, LLC and an investment fund managed by Rose Glen Capital Management, L.P. The debentures are convertible by the holders at a fixed conversion price of $10.00 per share. The debentures convert at the company's option when the common stock has traded at a certain premium to the fixed conversion price for five (5) consecutive trading days. For a period of eighteen (18) months, the investors hold a right to purchase up to $15,000,000 of additional Geron common stock at a premium to the fixed conversion price.

Geron Corporation is a biopharmaceutical company focusing on discovering and developing therapeutic and diagnostic products based upon the company's understanding of human embryonic stem cells, and of telomere and telomerase in cells -- fundamental biological platforms underlying cancer and other age-related degenerative diseases.

The company desires to take advantage of the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. Specifically, the company wishes to alert readers that the matters discussed in this press release may constitute forward-looking statements that are subject to certain risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect the company's results is included in the company's quarterly report on Form 10-Q for the quarter ended September 30, 1998.

        Contact:

        Company                   Media Inquiries           Investor Inquiries
        David Greenwood           Carole Melis or           Lisa Burns or
        Chief Financial Officer   Mike Jackman              John Nugent
        Geron Corporation         CLM Communications        Burns McClellan
        650-473-7700              650-342-5686              212-213-0006

To receive an index and copies of recent press releases, call Geron's News on Demand toll-free fax service, 1-800-782-3279. Additional information about the company can be obtained at www.geron.com.